EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (hereinafter called "Agreement"), made and entered into as of the 30th day of September, 1997, by and between WESBANCO, INC., a West Virginia corporation, with its principal place of business located at Bank Plaza, Wheeling, West Virginia (hereinafter called "Wesbanco"), party of the first part, and COMMERCIAL BANCSHARES, INCORPORATED, a West Virginia corporation, with its principal place of business located at 415 Market Street, Parkersburg, West Virginia, 26101, (hereinafter called "Commercial") party of the second part, and CBI HOLDING COMPANY (hereinafter called "CBI"), a corporation to be formed under the laws of the State of West Virginia by Wesbanco as its wholly-owned subsidiary solely for the purpose of effecting the acquisition contemplated by this Agreement, party of the third part, (effective as of its organization and execution of this Agreement).

          WHEREAS, Wesbanco is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and

          WHEREAS, Commercial is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, which owns ten subsidiaries, namely, Commercial Banking and Trust Company, Jackson County Bank, Farmers & Merchants Bank of Ritchie County, The Dime Bank, Union Bank of Tyler County, The Community Bank, Bank of Paden City, Hometown Finance Company, Hometown Insurance Agency, Inc. and CommBanc Investments, Inc. (hereinafter collectively called "Subsidiaries"), and

          WHEREAS, CBI will be a corporation duly organized and validly existing under the laws of the State of West Virginia which corporation shall be organized to effect the terms and conditions of this Agreement, and

          WHEREAS, the Board of Directors of Wesbanco, by a majority vote of all the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts and subject to the terms hereof will direct that it be submitted to its shareholders; the Board of Directors of CBI shall, prior to the execution hereof by CBI, have by a majority vote of all of the members and shareholders thereof, approved this Agreement and authorized the execution hereof in counterparts, all upon the issuance of CBI's charter as hereinafter provided, and

          WHEREAS, Wesbanco desires to acquire Commercial and the Board of Directors of Commercial has determined that, subject to all of the conditions of this Agreement, including but not limited to the requirement that certain tax rulings and fairness opinions be obtained, it would be in the best interests of Commercial and its shareholders for Commercial to enter into this Agreement to become affiliated with Wesbanco, and

          WHEREAS, it is proposed that Wesbanco, Commercial and CBI enter into this Agreement whereby Commercial will merge with and into CBI and the outstanding shares of common stock of Commercial ("Commercial Common Stock") will be converted into shares of common stock of Wesbanco ("Wesbanco Common Stock");

          NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, and in accordance with the provisions of applicable law, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   SECTION 1
                                      CBI
          1.1  Formation.  Wesbanco shall promptly cause CBI to be duly organized as a business corporation under the laws of the State of West Virginia. CBI will be wholly-owned by Wesbanco at all times through the closing of the transactions contemplated by this Agreement.

          1.2 Conduct of Business. Wesbanco shall not permit CBI to conduct any business operations other than such activities which are necessary to consummate the merger contemplated in the Agreement (the "Merger").

          1.3 Execution of Agreement. Promptly after the organization of CBI, Wesbanco shall cause CBI to take all necessary and proper action to ratify, approve, adopt and execute the Agreement and to undertake the performance of all of the terms and conditions of the Agreement to be performed by CBI.

          1.4 Voting of CBI Shares. Promptly after the organization of CBI, Wesbanco, as sole shareholder of CBI, shall vote all of the shares of CBI in favor of the Merger.

                                   SECTION 2
                                   THE MERGER

          2.1 The Merger. At the Effective Time (as defined in Section 2.5), subject to the provisions of this Agreement, CBI shall merge with Commercial (the "Merger"), under the charter of CBI. CBI shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

          2.2 Effect of Merger. At the Effective Time, the corporate existence of CBI, with all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall continue unaffected and unimpaired by the Merger, and CBI as the Surviving Corporation shall continue to be governed by the laws of the State of West Virginia. CBI as the Surviving Corporation shall also succeed to all of the rights, assets, liabilities and obligations of Commercial in accordance with the West Virginia Corporation Act ("WVCA"). Upon the Effective Date, (as defined in Section 11.5 hereof), the separate existence and corporate organization of Commercial shall cease.

          2.3 Closing. Wesbanco, Commercial and CBI will jointly request the Secretary of State of West Virginia to issue a Certificate of Merger on the date of the closing described in Section 11.4 hereof (the "Closing" and the "Closing Date").

          2.4 Commercial's Obligations. Commercial shall at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Corporation.

          2.5 Articles of Merger. Subject to the terms and conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the WVCA at the Closing and on the Closing Date. On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia, who will duly issue a Certificate of Merger. The Surviving Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Wood County. The Merger shall become effective on the date (the "Effective Date") and at the time (which time is hereinafter called the "Effective Time") when such Certificate of Merger is issued by the Secretary of State.

                                   SECTION 3
                           ARTICLES OF INCORPORATION;
                    BYLAWS; BOARD OF DIRECTORS AND OFFICERS

          3.1 CBI Corporation. The Articles of Incorporation of CBI, as organized, shall constitute the Articles of Incorporation of the Surviving Corporation. The Bylaws of CBI as in effect on the Effective Date shall constitute the Bylaws of the Surviving Corporation. The directors and officers of CBI on the Effective Date shall become the directors and officers of the Surviving Corporation. Any vacancy in the Board of Directors or officers may be filled in the manner provided in the Bylaws of the Surviving Corporation. The directors and officers shall hold office as prescribed in the Bylaws.

          3.2 Subsidiaries of Commercial. The Articles of Incorporation of the Subsidiaries and the Bylaws of the Subsidiaries, as in effect on the Effective Date, shall continue respectively as the Articles of Incorporation and Bylaws of the Subsidiaries until the same shall thereafter be altered, amended or repealed in accordance with law, such Articles of Incorporation or said Bylaws. The directors and officers of the Subsidiaries on the Effective Date shall continue as the directors and officers of the Subsidiaries after the Merger, except to the extent that such Subsidiaries may be restructured or consolidated on or after the Merger, and shall hold office as prescribed in the Bylaws of such Subsidiaries and applicable law, until their successors shall have been elected and shall qualify.

          3.3 Wesbanco Directors. Wesbanco covenants and agrees that as of the Effective Date it will appoint as directors of Wesbanco William E. Mildren, Jr., Robert K. Tebay, James W. Swearingen and Larry G. Johnson, or, if one or more of them should be unwilling or unable to serve, a person or persons to be designated by Commercial ("Substituted Person"), and acceptable to Wesbanco. Such individuals shall serve until the next annual meeting of shareholders, and Wesbanco shall include such persons on the list of nominees for the position of director presented by the Wesbanco Board of Directors and for which said Board shall solicit proxies at its next annual meeting of shareholders, with such persons to be nominated for such terms as are available under Wesbanco's Bylaws, except that such Directors shall be elected to separate classes of Wesbanco's classified Board of Directors to the extent feasible; and provided that in the event that one or more of the Commercial nominees are nominated as set forth above by the Wesbanco Board of Directors for less than full three year terms, upon the expiration of any such lesser term, Wesbanco covenants and agrees that it will again include such person or persons on the list of nominees for the position of Wesbanco director presented by its Board of Directors for a full three year term and shall solicit proxies for said person or persons for the annual meeting or meetings of shareholders at which such election or elections shall be held.

Wesbanco also covenants and agrees that as of the Effective Date it will appoint William E. Mildren, Jr. as a member of the Executive Committee of the Board of Directors of Wesbanco, and covenants and agrees that it will continue to appoint or elect William E. Mildren, Jr. (or the designated Substituted Person for the said William E. Mildren, Jr. if he should be unable to serve) for so long as he serves as a Director of Wesbanco pursuant to the requirements of this Section 3.3.

                                   SECTION 4
                             SHAREHOLDER APPROVALS

          4.1 Commercial Shareholders' Meeting. Subject to the receipt by Commercial of the fairness opinion described in Section 11.3(c) hereof, Commercial shall submit the Agreement to its shareholders in accordance with the WVCA at a meeting duly called, properly noticed and held at the earliest practicable date (considering the regulatory approvals required to be obtained) after the receipt of such opinion. In connection with such meeting, Commercial shall send to its shareholders the Proxy Statement referred to in Section 13.1 hereof. Subject to the fiduciary duties of the Board of Directors of Commercial to Commercial and its shareholders, the Board of Directors of Commercial shall recommend a vote in favor of the Merger and shall use its best efforts to obtain at such meeting the affirmative vote of the Commercial shareholders required to effectuate the transactions contemplated by the Agreement.

          4.2 CBI Shareholder Meeting or Consent. CBI shall promptly submit the Agreement to its shareholder, Wesbanco, for approval in accordance with the WVCA.

          4.3 Wesbanco Shareholder Meeting. Wesbanco shall submit the Agreement to its shareholders in accordance with the WVCA at a meeting duly called, properly noticed and held at the earliest practicable date (considering the regulatory approvals required to be obtained). In connection with such meeting, Wesbanco shall send to its shareholders the Proxy Statement referred to in Section 13.1 hereof. Subject to the fiduciary duties of the Board of Directors of Wesbanco to Wesbanco and its shareholders, the Board of Directors of Wesbanco shall recommend a vote in favor of the Merger and shall use its best efforts to obtain at such meeting the affirmative vote of the Wesbanco shareholders required to effectuate the transactions contemplated by the Agreement.

                                   SECTION 5
                              CONVERSION OF SHARES
     5.1 Conversion, Ratio and Option. The manner of converting or exchanging the shares of CBI and Commercial shall be as follows:
          (a) Each share of Commercial Common Stock issued and outstanding immediately prior to the Effective Time, except shares of Commercial Common Stock issued and held in treasury of Commercial or beneficially owned by CBI or Wesbanco, other than in a fiduciary capacity by Wesbanco for others, and shares as to which dissenters' rights are exercised pursuant to W.Va. Code Annot. Section 31-1-122, shall by virtue of the Merger and at the Effective Time of the Merger:
               (i) Be exchanged for and become, without action on the part of the holder thereof, 2.85 shares of the Common Stock of Wesbanco, having equal rights and privileges with respect to all other Common Stock of Wesbanco issued and outstanding as of the Effective Time of the Merger.
               (ii) No fractional shares of Wesbanco Common Stock will be issued in connection with the Merger. In lieu thereof each stockholder of Commercial otherwise entitled to a fractional share of Wesbanco will receive cash therefore in an amount based on a value of $28.37 per whole share of Wesbanco stock, at the time of the exchange, or at the election of such holder, shall be entitled to purchase the remaining fraction of such share from Wesbanco based on such price.

               (iii) In the event of any change in Wesbanco Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares to be issued pursuant to Section 5.1(a)(i) and (ii) hereof shall be adjusted proportionately.
          (b) Each share of common stock of CBI issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, become one issued and outstanding share of common stock of the Surviving Corporation.

     5.2  Shares Owned by Commercial, Wesbanco or CBI.   Each share of
Commercial Common Stock issued and held in the treasury of Commercial or beneficially owned by Wesbanco or CBI, other than in a fiduciary capacity, at the Effective Time of the Merger shall be canceled and retired, and no shares of stock or the securities of Wesbanco shall be issuable with respect thereto.

     5.3 Exchange for Stock. On and after the Effective Date of the Merger, each holder of Commercial Common Stock, upon presentation and surrender of a certificate or certificates therefore to the Exchange Agent (Wesbanco Bank Wheeling), shall be entitled to receive in exchange therefore a certificate or certificates representing the number of shares of Wesbanco Common Stock to which he or she is entitled as provided herein, and payment in cash for any fractional share of common stock which he is entitled to receive, without interest, should such shareholder not elect to purchase the remaining fraction of such share of common stock at the price above set forth. Until so presented and surrendered in exchange for a certificate representing Wesbanco Common Stock, each certificate which represented issued and outstanding shares of Commercial Common Stock immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of the number of shares of Wesbanco Common Stock into which such shares of stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing the converted stock, the holder thereof shall not receive any dividend or other distribution payable to holders of shares of such stock; provided, however, that upon surrender of such certificates representing such converted stock in exchange for certificates representing the stock into which it has been converted, there shall be paid to the record holder of the certificate representing Wesbanco Common Stock issued upon such surrender, the amount of dividends or other distributions (without interest) which theretofore became payable with respect to the number of shares of such stock represented by the certificate or certificates to be issued upon such surrender, together with payment of cash for any fractional share to which such holder is entitled, as above set forth.

     5.4 Closing of Stock Transfer Books. On the Effective Date, the stock transfer books of Commercial shall be closed, and no shares of Common Stock or Preferred Stock of Commercial outstanding the day prior to the Effective Date shall thereafter be transferred.

          5.5 Directors' Qualifying Shares. Immediately upon completion of the conversion provided for above, the continuing Directors of Commercial or its Subsidiaries who are elected to serve on the board of directors of one or more banking Subsidiaries of Wesbanco shall maintain at least the minimum number of shares of common stock of Wesbanco as are required to be held as directors' qualifying shares under applicable law for continued membership on the Board of Directors of any of the Wesbanco Subsidiaries.

                                   SECTION 6
                               DISSENTERS RIGHTS

          6.1 Subject to the rights of Wesbanco and Commercial, as permitted by Section 11.1(i) of the Agreement, to terminate the Agreement and abandon the Merger in the event that the number of Objecting Shares (as hereinafter defined) shall exceed 10% of the shares of Commercial issued and outstanding on the date of the shareholders' meeting described in Sections 4.1 and 13.1 of this Agreement and entitled to vote on this Agreement (hereinafter, "Voting Shares"), the rights and remedies of a dissenting shareholder under the WVCA shall be afforded to any shareholder of Commercial who objects to the Merger in a timely manner in accordance with the WVCA, and who takes the necessary steps in a timely manner in accordance with the WVCA to perfect such shareholder's rights as a dissenting shareholder (such shareholder being hereafter referred to as a "Dissenting Shareholder"). The Surviving Corporation will make such payments as are required to be made to Dissenting Shareholders in the exercise of such rights. The term "Objecting Shares" shall mean the shares of those holders of Commercial Common Stock who shall file written objections with respect to such shares, in a timely manner in accordance with the WVCA, to the Agreement, shall not vote in favor of the Agreement, and have made written demand for the fair value of such shares within ten days, in accordance with WVCA Section 31-1-123. The Objecting Shares held by shareholders who do not become Dissenting Shareholders shall be converted into Wesbanco Common Stock in accordance with Section 5 hereof.

                                   SECTION 7
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMMERCIAL
          Commercial represents and warrants to and covenants with Wesbanco and CBI, in its own right and with respect to its wholly owned Subsidiaries, that:

          7.1 Organization and Qualification of Commercial. Commercial is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it or its Subsidiaries to be qualified to do business in any other jurisdiction, except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Commercial and its Subsidiaries taken as a whole.

          7.2 Authorization of Agreement. The Board of Directors of Commercial has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of Commercial as provided in the Articles of Incorporation and Bylaws of Commercial and West Virginia Code 31-1-117, Commercial has the corporate power and is duly authorized to merge with CBI pursuant to this Agreement, and this Agreement is a valid and binding agreement of Commercial enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

          7.3 No Violation of Other Instruments. Subject to obtaining any required consent (which consents will be obtained by Commercial prior to Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the transactions contemplated hereby will not, violate any provisions of Commercial's Articles of Incorporation or Bylaws, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree or in the termination of any material license, franchise, lease or permit to which Commercial or its Subsidiaries (as defined in Section 7.5) are a party or by which they are bound. After the approval of this Agreement by the shareholders of the common stock of Commercial, the Board of Directors and the shareholders of Commercial will have taken all corporate action required by applicable law, the Articles of Incorporation of Commercial, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of Commercial and CBI pursuant to this Agreement.

          7.4 Financial Statements. Commercial has delivered to Wesbanco copies of its consolidated statements of condition as of December 31, 1996, 1995, and 1994, and the interim period ended June 30, 1997, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1996, and the interim period ended June 30, 1997, together with the notes thereto, accompanied by an audit report relating to the financial statements for the three years ended December 31, 1996, of Harman, Thompson, Mallory & Ice, A.C., independent auditors. Such statements, together with the related notes to all of said financial statements, present fairly the consolidated financial position of Commercial and its Subsidiaries and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto and subject to normal recurring year end adjustments.

          7.5 Subsidiaries of Commercial. The Subsidiaries of Commercial are Commercial Banking and Trust Company, Jackson County Bank, Farmers & Merchants Bank of Ritchie County, The Dime Bank, Union Bank of Tyler County, The Community Bank, Bank of Paden City, Hometown Finance Company, Hometown Insurance Agency, Inc. and CommBanc Investments, Inc. Such corporations are duly organized, validly existing, and in good standing under the laws of the States of West Virginia or Ohio, as the case may be, and have the requisite corporate power and authority to own and lease their properties and to conduct their business as they are now being conducted and are currently contemplated to be conducted. Commercial owns 100% of the issued and outstanding stock of such corporations. All issued and outstanding shares of stock of the Subsidiaries have been fully paid, were validly issued and are nonassessable.

          7.6 No Action, Etc. Except as disclosed in the Disclosure Schedule of Commercial dated not more than 60 days from the date hereof (the "Commercial Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Commercial, threatened against or relating to Commercial, its Subsidiaries, their business or any of their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations against Commercial, its Subsidiaries, properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of Commercial or its Subsidiaries or the ability of Commercial or its Subsidiaries to conduct their business as presently conducted or to consummate the transaction contemplated hereby, and Commercial does not know of any basis for any such action or proceeding. Except as disclosed in the Commercial Disclosure Schedule, Commercial and its Subsidiaries are not parties or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts their operations or requires any action, and neither Commercial nor its Subsidiaries are transacting business in material violation of any applicable law, ordinance, requirement, rule, regulation or order.

          7.7 Capitalization. The authorized capital stock of Commercial consists of 5,000,000 shares of common stock, par value of $5.00 per share, of which 1,616,187shares are duly authorized, validly issued and outstanding and are fully paid and nonassessable as of the date hereof, and 43,328 shares of preferred stock with a par value of $100.00 per share, of which no shares are issued and outstanding as of the date hereof. There are no other options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, Commercial Common Stock, except as provided in the Option Agreement dated the date hereof to be issued in accordance with this Agreement, and the Shareholder Rights Plan adopted by the Board of Directors of Commercial on August 14, 1996.

          The rights issued to shareholders of Commercial pursuant to the Shareholder Rights Plan adopted by Commercial on August 14, 1996 (the "Rights Plan") have been redeemed in accordance with the terms of the Rights Plan. The rights and the Rights Plan have been terminated in accordance with the provisions of such plan, with no further obligations to the shareholders of Commercial, and the rights and the Rights Plan are no longer in force or effective.

          7.8 Copies of All Contracts, Leases, Etc. Commercial has furnished, or will furnish, to Wesbanco a list of all material contracts, leases and other agreements to which Commercial is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan with respect to any of the directors, officers or other employees of Commercial and its Subsidiaries which list will be included in the Commercial Disclosure Schedule, and which will be updated on the Effective Date. Commercial will provide to Wesbanco true and complete copies of such documents as may be reasonably requested by Wesbanco.

          7.9 Materially Adverse Contracts. Neither Commercial nor its Subsidiaries are a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which is materially adverse, materially onerous or materially harmful to Commercial and its Subsidiaries taken as a whole. There is no breach or default by any party of or with respect to any material provision of any material contract to which Commercial or its Subsidiaries are a party that would have a material adverse effect upon the financial condition, operations, results of operations, business or prospects of Commercial and its Subsidiaries taken as a whole.

          7.10 Undisclosed Liabilities. Commercial and its Subsidiaries have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 7.4 hereof, or as may be disclosed in the Commercial Disclosure Schedule, none of which would have a material adverse effect upon the financial condition of Commercial and its Subsidiaries taken as a whole.

          7.11 Title to Properties. Except for capitalized leases, liens and encumbrances not material to the property and liens and encumbrances on property acquired by Commercial and its Subsidiaries in foreclosure of loans and existing at the time of foreclosure, Commercial and its Subsidiaries have good and marketable title to all of the property, interest in properties and other assets, real and personal, set forth in their consolidated balance sheet as of December 31, 1996, and applicable interim period balance sheets or acquired since the date thereof, other than property disposed of since such dates, subject to no material liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheets or set forth in the financial statements delivered pursuant to Section 7.4 hereof, and all of their material leases are in full force and effect and neither Commercial nor its Subsidiaries are in material default thereunder. No asset included in the financial statements referred to above has been valued in such statements in excess of its cost less depreciation or, in the case of investment securities, in excess of cost, adjusted for amortization of premiums or accretion of discounts. All material real and tangible personal property owned by Commercial or its Subsidiaries and used or leased by Commercial or its Subsidiaries in their business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the States of West Virginia or Ohio.

          7.12 Proxy Statement. The Proxy Statement referred to in Section 13 or any amendment or supplement thereto mailed to the holders of the common stock of Commercial and Wesbanco will not contain any untrue statement of a material fact concerning Commercial or omit to state a material fact concerning Commercial required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Commercial, and will comply, as to form in all material respects, with the requirements of federal and West Virginia securities laws and any other applicable Blue Sky Laws.

          7.13 ERISA. Except as disclosed in the Commercial Disclosure Schedule, (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Commercial, or its Subsidiaries, (hereinafter referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the Internal Revenue Code ("IRC") applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable, and all premiums required to have been paid to PBGC as of the date hereof have and as of the Effective Date will have been paid; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) no Plan is a multi-employer Plan; (vi) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any plan; (vii) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section 401(a) of the IRC; (viii) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (ix) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (x) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed or distributed with respect to each Plan.

          7.14 Exchange Act Reports. Commercial has delivered to Wesbanco true and correct copies of its Form 10-K (Annual Report) for the year ended December 31, 1996, its Form 10-Q (Quarterly Report) for the quarters ended March 31, 1997, and June 30, 1997, as filed with the SEC, all of which were prepared and filed in accordance with the applicable requirements and regulations of the SEC, and all other documents and reports filed by Commercial with the Securities & Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 (the "Act") since January 1, 1997 (the "Reports"). Commercial has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Act in a timely manner. All of the Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

          7.15 Labor Disputes. Neither Commercial nor its Subsidiaries are directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely affect their financial condition, assets, businesses or operations taken as a whole. No collective bargaining representatives represent any employees of Commercial or the employees of its Subsidiaries, and no petition for election of any collective bargaining representative has been filed and to the knowledge of Commercial and its Subsidiaries no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of the employees of Commercial or its Subsidiaries.

          7.16 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheets of Commercial and its Subsidiaries as of December 31, 1996, and June 30, 1997, delivered pursuant to this Agreement is adequate in all material respects as of the respective dates thereof.

          7.17  Taxes.  Except as may be disclosed in the Commercial Disclosure
Schedule:
               (a) Commercial and its Subsidiaries have timely and properly filed all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports being true and correct and complete in all material respects, and have paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them;
               (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Commercial or its Subsidiaries, or, to its knowledge, threatening to assert against them, or any of them, any material deficiency or claim for additional taxes, interest or penalty;
               (c) There is no pending or, to its knowledge, threatened examination of the Federal Income Tax Returns of Commercial or its Subsidiaries, and, except for tax years still subject to the assessment and collection of additional Federal income taxes under the three year period of limitations prescribed in IRC Section 6501(a), no tax year of Commercial or its Subsidiaries remains open to the assessment and collection of additional material Federal Income Taxes; and
               (d) There is no pending or, to its knowledge, threatened examination of the West Virginia Business Franchise or Ohio Franchise Tax Returns of Commercial or its Subsidiaries, and, except for tax years still subject to the assessment and collection of additional Business Franchise Taxes under the three year period of limitations prescribed in W.Va. Code Annot. Section 11-10-15, and corresponding provision of the Ohio Revised Code, no tax year of Commercial or its Subsidiaries remains open to the assessment and collection of additional Business Franchise Taxes.
               (e) Commercial, and its Subsidiaries, have properly accrued and reflected on their December 31, 1996, consolidated balance sheet, delivered pursuant to Section 7.4 hereof, and have thereafter to the date hereof properly accrued, and will from the date hereof through the Closing Date properly accrue, all liabilities for taxes and assessments, and will timely and properly file all such federal, state, local and foreign tax returns and reports and forms which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports and forms to be true and correct and complete in all respects, and will pay or cause to be paid when due all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

          7.18 Absence of Certain Changes. Except as may be disclosed in the Commercial Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1996:
               (a) There has been no change in the material assets, financial condition or liabilities (contingent or otherwise), business, or results of operations of Commercial and its Subsidiaries which has had, or changes which in the aggregate have had, a material adverse effect on the assets, financial condition or results of operations of Commercial and its Subsidiaries taken as a whole, nor to their knowledge, has any event or condition occurred which may result in such change or changes;
               (b) There has not been any material damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations of Commercial or its Subsidiaries taken as a whole;
               (c) Other than in the ordinary course of business, neither Commercial nor its Subsidiaries have disposed of, or agreed to dispose of, any of their material properties or assets, nor have they leased to others, or agreed to so lease, any of such material properties or assets;
               (d) There has not been any change in the authorized, issued or outstanding capital stock of Commercial except as provided for in this Agreement, or any material change in the outstanding debt of Commercial or its Subsidiaries, other than changes due to payments in accordance with the terms of such debt or changes in deposits, Federal funds purchased, repurchase agreements or other short- term borrowings in the ordinary course of business;

               (e) Except as otherwise disclosed in this Agreement, Commercial has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;
               (f) Commercial and its Subsidiaries have, and shall have at Closing, personnel sufficient to adequately staff all key positions within their respective operations. There has not been any material increase in the compensation or fees payable by Commercial or its Subsidiaries to their respective directors or officers for services in their capacities as such, other than increases in the regular course of business in accordance with past practices or the personnel policies of Commercial or its Subsidiaries, respectively, nor any material increase in expenditures for any bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any of such directors or officers other than increases in the regular course of business in accordance with past practices or the personnel policies of Commercial or its Subsidiaries;
               (g) Neither Commercial nor its Subsidiaries have made any material loan or advance other than in the ordinary course of business;
               (h) Neither Commercial nor its Subsidiaries have made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material other than in the ordinary course of business;
               (i) Neither Commercial nor its Subsidiaries have entered into any other material transaction, contract or lease or incurred any other material obligation or liability other than in the ordinary course of business; and
               (j) There has not been any other event, condition or development of any kind which materially and adversely affects the material assets, financial condition or results of operations of Commercial or its Subsidiaries, taken as a whole, and neither Commercial nor its Subsidiaries have knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or results of operations of Commercial and its Subsidiaries, taken as a whole.

          7.19 Fidelity Bonds. The Subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty by each of their officers and employees in such amounts as are required by law and as are customary, usual and prudent for banks of their size. Since January 1, 1997, there have been no claims under such bonds and, except as disclosed in the Commercial Disclosure Schedule, neither Commercial nor its Subsidiaries are aware of any facts which would form the basis of a claim under such bonds. Neither Commercial nor its Subsidiaries have any reason to believe that their fidelity coverage will not be renewed by the applicable carrier on substantially the same terms as its existing coverage.

          7.20 Negative Covenants. Except as otherwise contemplated hereby, between the date hereof and the Effective Date, or the time when this Agreement terminates as provided herein, Commercial will not, except as contemplated by this Agreement, without the prior written approval of Wesbanco:
               (a) Make any change in its authorized capital stock;
               (b) Except for a minimum of 116,000 shares and a maximum of 142,000 shares issuable in Commercial's acquisition of Gateway Bancshares, Inc., issue any shares of its common stock, securities convertible into its common stock, or any long term debt securities;
               (c) Issue or grant any options, warrants or other rights to purchase shares of its common stock;
               (d) Declare or pay any dividends or other distributions on any shares of common stock other than cash dividends which do not in the aggregate exceed the lesser of $1.20 cents per share per year (to be paid on a quarterly basis in such proportions as are consistent with past practices) or 50% of the after- tax income of Commercial for the tax years in which paid;
               (e) Purchase or otherwise acquire, or agree to acquire, for a consideration any share of its capital stock (other than in a fiduciary capacity);

               (f) Except as otherwise contemplated by this Agreement or as disclosed in or permitted by or under the conditions set forth in Section 7.18(f) above and except for any amendments required by law, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan in respect of any of its directors, officers or other employees for services in their capacities as such or materially increase its contribution to any pension plan, except as disclosed in the Commercial Disclosure Schedule, regarding pension or retirement plans or increases in accordance with past practices;
          (g) Take any action materially and adversely affecting the financial condition (present or prospective), businesses, properties or operations of Commercial or its Subsidiaries, taken as a whole;
          (h) Acquire or merge with any other company or acquire any branch or, other than in the ordinary course of business, any assets of any other company;
               (i) Except in the ordinary course of business as heretofore conducted, and except as hereinabove provided, mortgage, pledge or subject to a lien or any other encumbrance any of its material assets, dispose of any of its material assets, incur or cancel any material debts or claims, or increase any compensation or benefits payable to its officers or employees (other than as permitted in Sections 7.18(f) and 7.20(f) hereof), except in the ordinary course of business as heretofore conducted, or take any other action not in the ordinary course of its business as heretofore conducted or incur any material obligation or enter into any material contract; or
               (j) Amend its Articles of Incorporation or Bylaws, except as may be necessary to carry out this Agreement or as required by law.

     7.21. Additional Covenants. Except as otherwise contemplated by this Agreement, Commercial covenants and agrees:
               (a) That it will promptly advise Wesbanco in writing of the name and address of, and the number of shares of Commercial stock held by, each stockholder who elects to exercise his or her right to dissent to the Merger pursuant to West Virginia Code Annot. Sections 31-1-122 and 123;
               (b) Subsequent to the date of this Agreement and prior to the Effective Date, that it will operate its business only in the ordinary course and in a manner consistent with past practice;
               (c) To the extent consistent with the fiduciary duties of the Board of Directors to Commercial and its shareholders and in compliance with applicable law, that it will use its best efforts to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end;
               (d) Commercial will not, and will not permit any person acting on behalf of Commercial or its Subsidiaries to, directly or indirectly, initiate or solicit any acquisition proposal by any person, corporation or entity. For the purposes of this subsection, "acquisition proposal" means any proposal to merge or consolidate with, or acquire all or any substantial portion of the assets of, Commercial or its Subsidiaries, or any tender or exchange offer (or proposal to make any tender or exchange offer) for any shares of stock of Commercial, or any proposal to acquire more than 10% of the outstanding shares of stock of Commercial or any options, warrants or rights to acquire, or securities convertible into or exchangeable for, more than 10% of the outstanding shares of stock of Commercial. Commercial will give Wesbanco notice by telephone, promptly after receipt thereof, of all material facts relating to any acquisition proposal or any inquiry with respect to any acquisition proposal and shall confirm such notice in writing immediately thereafter;
               (e) To deliver to Wesbanco all Forms filed with the SEC for periods ending after the date of this Agreement within seven (7) days after the filing of each such report with the SEC;
               (f) To promptly advise Wesbanco of any material adverse change in the financial condition, assets, businesses or operations of Commercial or its Subsidiaries, taken as a whole, or any material changes or inaccuracies in data provided to Wesbanco pursuant to this Agreement;
               (g) To maintain in full force and effect its and its Subsidiaries' present fire, casualty, public liability, employee fidelity and other insurance coverages or replacement insurance coverage at substantially the same premium and insurance levels;

               (h) To cooperate with Wesbanco in furnishing such information concerning the business and affairs of Commercial, its Subsidiaries and their respective directors and officers as is reasonably necessary or requested in order to prepare and file any application for regulatory or governmental approvals, including, but not limited to, an application to the Federal Reserve Board and the West Virginia Department of Banking for prior approval of the acquisition of Commercial by Wesbanco as contemplated hereunder. Consistent with its fiduciary duties, Commercial will use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction and of any other party to the extent that such approvals or consents are required to effect the Merger and the transactions contemplated hereby or are required with respect to the documents described in Section 7.3 hereof; and
               (i) To cooperate with Wesbanco in furnishing such information concerning the business of Commercial and its Subsidiaries as is reasonably necessary or requested in order to prepare and file any Registration Statement to be prepared in connection with the issuance of Wesbanco Common Stock as provided in Section 13 hereof.

                                   SECTION 8
         REPRESENTATIONS, WARRANTIES AND COVENANTS OF WESBANCO AND CBI Wesbanco and CBI represent and warrant to Commercial and covenant with
Commercial  that:

          8.1 Corporate Organization of Wesbanco and Subsidiaries. Wesbanco is, and upon execution hereof CBI will be, a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, with full corporate power and authority to carry on its business as it is now being conducted and as contemplated by the Agreement and to own the properties and assets which it owns, and neither the ownership of its property nor the conduct of its business requires it, or any of its subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco and its subsidiaries taken as a whole. Each of Wesbanco's subsidiaries ("Wesbanco Subs"), other than CBI, is a West Virginia, Ohio or Delaware corporation, duly organized and validly existing in good standing under the laws of Ohio, West Virginia or Delaware, as the case may be, with full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets which it owns. All issued and outstanding shares of stock of CBI and Wesbanco Subs are held, beneficially and of record, by Wesbanco and have been or, as to CBI, on the date of its execution hereof, will have been, fully paid, were validly issued and are nonassessable. There are no options, warrants to purchase or contracts to issue, or contracts or any other rights entitling anyone to acquire, any other stock of CBI or any of the Wesbanco Subs or securities convertible into shares of stock of CBI or any of the Wesbanco Subs.

          8.2   Corporate Power and Action.  The Board of Directors of
Wesbanco has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of Wesbanco as provided in its Articles of Incorporation, its Bylaws and the WVCA, Wesbanco has the corporate power and is duly authorized to merge with Commercial, pursuant to this Agreement, and this Agreement is a valid and binding agreement of Wesbanco enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder. Upon execution hereof by CBI and subject to the approval hereof by Wesbanco as its sole shareholder, CBI has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize and approve such execution and delivery, the performance of the Agreement, the Merger and the consummation of the transactions contemplated hereby; and this Agreement is a valid and binding agreement of CBI enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

          8.3 Transfer of Securities to Exchange Agent Prior to, or as of the Closing Date. Prior to, or at the Closing Date, Wesbanco will deliver to the Exchange Agent, Wesbanco Bank Wheeling, for the benefit of the holders of the common stock of Commercial, an amount of common stock of Wesbanco and cash sufficient to meet the necessary amount of securities and cash required pursuant to Section 5.

          8.4 No Violation of Other Instruments. Subject to obtaining any required consents (which consents will be obtained by Wesbanco prior to the Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Wesbanco or any of the Wesbanco Subs or any provision of, or result in the acceleration of any obligation under, any material mortgage, Deed of Trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree, or in the termination of any material license, franchise, lease or permit, to which Wesbanco or any of the Wesbanco Subs, is a party or by which they are bound.

          8.5 Application for CBI. Wesbanco shall cause to be filed with the West Virginia Secretary of State an application to organize and incorporate CBI as a West Virginia corporation, in accordance with the provisions of the West Virginia Code, and upon the approval of such application and the issuance of a Certificate of Incorporation for CBI by the Secretary of State of West Virginia, Wesbanco shall cause CBI to execute and enter into this Agreement and cause CBI to take such action as is provided in this Agreement on CBI's part to be taken.

          8.6 Good Faith. Wesbanco shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date and cooperate fully with the other parties to that end.

          8.7 Exchange Act Reports. Wesbanco has delivered to Commercial true and correct copies of its Form 10-K (Annual Report) for the year ended December 31, 1996, and its Forms 10-Q (Quarterly Report) for the quarters ended March 31, 1997, and June 30, 1997, as filed with the SEC, all of which were prepared and filed in accordance with the applicable requirements and regulations of the SEC. Wesbanco has also delivered to Commercial true and correct copies of all documents and reports filed by Wesbanco with the SEC pursuant to the Exchange Act since January 1, 1997 (the "Wesbanco Reports"). Wesbanco has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Exchange Act in a timely manner. All of the Wesbanco Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

          8.8 Subsidiaries of Wesbanco. In addition to CBI, the subsidiaries of Wesbanco are Wesbanco Bank Wheeling, a West Virginia banking corporation, Wesbanco Bank Charleston, a West Virginia banking corporation, Wesbanco Bank Parkersburg, a West Virginia banking corporation, Wesbanco Bank Fairmont, Inc., a West Virginia banking corporation, Wesbanco Bank Barnesville, an Ohio banking corporation, FFB Corporation, a West Virginia corporation, Vandalia National Corporation, a Delaware corporation, Wesbanco Properties, Inc., a West Virginia corporation and Wesbanco Mortgage Company, a West Virginia corporation. All have the requisite corporate power and authority to own and lease their respective properties and to conduct their respective businesses as they are now being conducted and are currently contemplated to be conducted. Wesbanco owns 100% of the issued and outstanding stock of all such corporations.

          8.9 Registered Bank Holding Company. Wesbanco is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended.

          8.10 Authority to Issue Shares. The shares of common stock of Wesbanco to be issued pursuant to this Agreement will be duly authorized at the time the Merger is consummated. When issued upon the terms and conditions specified in this Agreement, such shares shall be validly issued, fully paid, and nonassessable. The shareholders of Wesbanco have, and will have, no preemptive rights with respect to the issuance of the shares of Wesbanco Common Stock to be authorized and issued in the transaction contemplated in this Agreement.

          8.11 Financial Statements. Wesbanco has delivered to Commercial copies of its consolidated balance sheets as of December 31, 1996, 1995, and 1994 and the interim period ended June 30, 1997, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1996, and the interim period ended June 30, 1997, together with the notes thereto, accompanied by an audit report of Ernst & Young, LLP, independent auditors. Such statements and the related notes to all of said financial statements, present fairly the consolidated financial position of Wesbanco and its consolidated subsidiaries and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto, and subject to normal recurring year end adjustments.

          8.12 No Action, Etc.. Except as disclosed in the Wesbanco Disclosure Schedule, dated not more than 60 days from the date hereof (the "Wesbanco Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Wesbanco pending or threatened, against or relating to Wesbanco, its subsidiaries, its businesses or any of its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations against or relating to Wesbanco, its subsidiaries, its businesses, its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency, which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of Wesbanco or its subsidiaries or the ability of Wesbanco or its subsidiaries to conduct its business as presently conducted or consummate the transaction contemplated hereby, and Wesbanco does not know of any basis for any such action or proceeding. Neither Wesbanco nor any of its subsidiaries are a party or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts its operations or requires any action and neither Wesbanco nor any of its subsidiaries are transacting business in material violation of any applicable law, ordinance, requirement, rule, order or regulation.

          8.13 Capitalization. The authorized capital stock of Wesbanco consists of 25,000,000 shares of common stock, par value of $2.0833 per share, of which 16,050,795 shares are duly authorized, validly issued and outstanding (as of June 30, 1997) and are fully paid and nonassessable, and 1,000,000 shares of preferred stock, without par value, none of which are issued or outstanding. There are no options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, Wesbanco Common Stock, except as herein provided. At June 30, 1997, Wesbanco held 21,542 shares of its common stock as treasury stock. Wesbanco has no other reserve commitments with respect to its common stock. The current Wesbanco dividend is $0.20 per calendar quarter and subject to regulatory, statutory and fiduciary requirements, it has no present plan or intention to change such dividend.

          Upon execution hereof by CBI, the authorized capital stock of CBI will consist of 500 shares of common stock, par value of $10.00 per share, of which all such shares will be duly authorized and validly issued and outstanding and will be fully paid and nonassessable. There are no options, warrants, calls or commitments of any kind relating to, or securities convertible into CBI Common Stock.

          8.14 Copies of All Contracts, Leases, Etc. Wesbanco has furnished, or will furnish, to Commercial a list of all material contracts, leases and other agreements to which Wesbanco is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance and similar plans with respect to any of the directors, officers or other employees of Wesbanco which list will be included in the Wesbanco Disclosure Schedule, and which will be updated on the Effective Date. Wesbanco will provide to Commercial true and complete copies of such documents as may be reasonably requested by Commercial.

     8.15 Materially Adverse Contracts. Neither Wesbanco nor any of its subsidiaries are a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking, which is materially adverse, materially onerous, or materially harmful to Wesbanco or its subsidiaries taken as a whole. There is no breach or default by any party of or with respect to any material provision of any material contract to which Wesbanco or its subsidiaries is a party that would have a material adverse effect upon the financial condition, operations, results of operations, business or prospects of Wesbanco or its subsidiaries taken as a whole.

     8.16 Undisclosed Liabilities. Wesbanco and the Wesbanco Subs have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 8.11 of this Agreement, or as may be disclosed in the Wesbanco Disclosure Schedule, none of which would have a material adverse effect upon the financial condition of Wesbanco and the Wesbanco Subs, taken as a whole.

     8.17 Title to Properties. Except for capitalized leases and liens and encumbrances not material to the property and liens and encumbrances on property acquired by the Wesbanco Subs in foreclosure of loans and existing at the time of foreclosure, Wesbanco and its subsidiaries have good and marketable title to all of the property, interest in properties and other assets, real or personal, set forth in its consolidated balance sheet as of December 31, 1996, and applicable interim periods, or acquired since that date, subject to no material liens, mortgages, pledges, encumbrances, or charges of any kind except liens reflected on said balance sheets, and all of its leases are in full force and effect and neither Wesbanco nor any of its subsidiaries is in material default thereunder.

     No asset included in the financial statements referred to above has been valued in such statements in excess of cost less depreciation or, in the case of investment securities, in excess of cost, adjusted for amortization of premiums or accretion of discounts. All real and tangible personal property owned by Wesbanco or its subsidiaries and used or leased by Wesbanco or its subsidiaries, or for its business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the State of West Virginia.

     8.18 Proxy Statement. The Proxy Statement referred to in Section 13.2 of this Agreement or any amendment or supplement thereto mailed to the holders of the common stock of Commercial and Wesbanco will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Wesbanco, and will comply as to form in all material respects with the requirements of federal and West Virginia securities laws and any other applicable Blue Sky laws.

     8.19  Taxes.  Except as may be disclosed in the Wesbanco Disclosure
Schedule:
        (a) Wesbanco and its subsidiaries have timely and properly filed all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports being true and correct and complete in all material respects, and have paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them;

        (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Wesbanco or any of its subsidiaries, or, to its knowledge, threatening to assert against them, or any of them, any material deficiency or claim for additional taxes, interest or penalty;

        (c) There is no pending or, to its knowledge, threatened examination of the Federal Income Tax Returns of Wesbanco or any of its subsidiaries, and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in IRC Section 6501(a), no tax year of Wesbanco or any of its subsidiaries remains open to the assessment and collection of additional material Federal Income Taxes; and

        (d) There is no pending or, to its knowledge, threatened examination of the West Virginia Business Franchise or Ohio Franchise Tax Returns of Wesbanco or any of its subsidiaries, and, except for tax years still subject to the assessment and collection of additional Business Franchise Taxes under the three-year period of limitations prescribed in W.Va. Code Annot. Section 11-10-15, and corresponding provision of the Ohio Revised Code, no tax year of Wesbanco or any of its subsidiaries remains open to the assessment and collection of additional Business Franchise Taxes.

        (e) Wesbanco, and its subsidiaries, have properly accrued and reflected on their December 31, 1996, consolidated balance sheet, delivered pursuant to Section 8.11 hereof, and have thereafter to the date hereof properly accrued, and will, from the date hereof, through the Closing Date, properly accrue all liabilities for taxes and assessments, and will timely and properly file all such federal, state, local and foreign tax returns and reports and forms which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports and forms to be true and correct and complete in all respects, and will pay or cause to be paid when due all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

     8.20 Absence of Certain Changes. Except as may be disclosed in the Wesbanco Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1996:

        (a) There has been no change in the material assets, financial condition, liabilities (contingent or otherwise), business or results of operation of Wesbanco and its subsidiaries which has had, or changes in the aggregate which have had, a material adverse effect on the assets, financial condition or results of operations of Wesbanco, nor, to its knowledge, has any event or condition occurred which may result in such change or changes;

        (b) There has not been any material damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations of Wesbanco or any of its subsidiaries taken as a whole;

        (c) Other than in the ordinary course of business, neither Wesbanco nor any of its subsidiaries have disposed of, or agreed to dispose of, any of their material properties or assets, nor have they leased to others, or agreed to so lease, any of such material properties or assets;

        (d) There has not been any change in the authorized, issued or outstanding capital stock of Wesbanco, except as provided for in this Agreement, or any material change in the outstanding debt of Wesbanco or any of its subsidiaries, other than changes due to payments in accordance with the terms of such debt or changes in deposits, federal funds purchased, repurchase agreements or other short-term borrowings in the ordinary course of business;

        (e) Except as otherwise disclosed in this Agreement, Wesbanco has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

        (f) Neither Wesbanco nor any of its subsidiaries have made any material loan or advance other than in the ordinary course of business;

        (g) Neither Wesbanco nor any of its subsidiaries has entered into any other material transaction, contract or lease or incurred any other material obligation or liabilities other than in the ordinary course of business;

        (h) Neither Wesbanco nor any of its subsidiaries have made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material other than in the ordinary course of business;

        (i) There have not been any dividends or other distributions declared or paid on any shares of Wesbanco Common Stock or preferred stock of Wesbanco which, taken in the aggregate with all other such distributions declared or paid in the same tax year, exceed 55% of the after-tax income of Wesbanco for the tax year in which paid;

        (j) Business has been conducted by Wesbanco in the ordinary course and in a manner consistent with past practice;

        (k) There has been no change in the Articles of Incorporation or Bylaws of Wesbanco which would in the reasonable opinion of Commercial have a material adverse effect on the rights of holders of Wesbanco Common Stock; and

        (l) There has not been any other event, condition or development of any kind which materially and adversely affects the material assets, financial condition or results of operations of Wesbanco or any of its subsidiaries, and neither Wesbanco nor any of its subsidiaries have knowledge of any such event, condition or development which may materially and adversely affect the material assets, financial condition or results of operations of Wesbanco and its subsidiaries.

     8.21 Fidelity Bonds. Each of the Wesbanco Subs has continuously maintained fidelity bonds insuring it against acts of dishonesty by each of its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size. Since January 1, 1997, there have been no claims under such bonds (except as may be disclosed in the Wesbanco Disclosure Schedule) and, except as disclosed in writing to Commercial, neither Wesbanco nor any Wesbanco Subs are aware of any facts which would form the basis of a claim under such bonds. Neither Wesbanco nor any Wesbanco Subs have any reason to believe that any fidelity coverage will not be renewed by their carriers on substantially the same terms as the existing coverage.

     8.22 ERISA. Except as disclosed in the Wesbanco Disclosure Schedule (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Wesbanco, or any of its subsidiaries, (hereinafter referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the IRC applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable and all premiums required to have been paid to PBGC as of the date hereof have been and as of the Effective Date will have been paid; (iv) other than the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust Company, Wirt County Bank, First-Tyler Bank & Trust Company, Brooke National Bank, First National Bank of Barnesville, Albright National Bank and Bank of Weirton, no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) with respect to the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust Company, Wirt County Bank, First-Tyler Bank & Trust Company, Brooke National Bank, First National Bank of Barnesville, Albright National Bank and Bank of Weirton, all required governmental and regulatory approvals of such terminations have been obtained, all participants in such Plans or their beneficiaries have received single premium annuity contracts or other benefits which will provide those participants or beneficiaries with the retirement income calculated under the terms and conditions of such Plans, all liabilities of such Plans have been paid, released, discharged or merged, and any surplus assets remaining in such Plans after satisfaction of all of its liabilities have been recovered by Wesbanco or its subsidiaries; (vi) neither Wesbanco nor any of its subsidiaries currently are a participating employer in any multi-employer or multiple employer employee benefit pension plan (including any multi-employer plans as defined in Section 3(37) of ERISA) and, with respect to any multi-employer or multiple employer plan in which Wesbanco or any of its subsidiaries was a participating employer, all contributions due from Wesbanco or any of its subsidiaries to any such multi-employer or multiple employer plan have been timely paid and any additional contributions due on or before the Effective Date shall have been paid; (vii) with respect to any multi-employer pension plan subject to the Multi-Employer Pension Plan Amendments Act of 1980 in which Wesbanco or any of its subsidiaries was a participating employer, neither Wesbanco nor any of its subsidiaries have incurred or will incur any withdrawal liability, complete or partial, under Section 4201, 4203, or 4205 of ERISA, as a consequence of discontinuing participating in such multi-employer pension plan;

(viii) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any Plan; (ix) each Plan which is an employee pension plan meets the requirements of "qualified plans" under
Section 401(a) of the IRC; (x) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (xi) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (xii) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed with the government or distributed to participants with respect to each Plan.

     8.23 Labor Disputes. Neither Wesbanco nor any of its subsidiaries are directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely effect their financial condition, assets, businesses or operations taken as a whole. No collective bargaining representatives represent any Wesbanco, CBI or Wesbanco Subs employees and no petition for election of any collective bargaining representative has been filed and, to the knowledge of Wesbanco and its subsidiaries, no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of any Wesbanco, CBI or Wesbanco Subs employees.

     8.24 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheets of Wesbanco and its subsidiaries as of December 31, 1997, and June 30, 1997, delivered pursuant to this Agreement is adequate in all material respects as of the dates thereof.

     8.25 Additional Covenants. Except as otherwise contemplated by this Agreement, Wesbanco covenants and agrees:

        (a) That it will use its best efforts in good faith to take, or cause to be taken all action required under this Agreement on its part, or CBI's part, to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end, and that it will, in all such efforts, give priority to this acquisition of Commercial;

        (b) To deliver to Commercial all Forms 10-K, 10-Q and 8-K filed for periods ending after the date of this Agreement within seven (7) days after the filing of each such report with the SEC;

        (c) To promptly advise Commercial of any material adverse change in the financial condition, assets, businesses or operations of Wesbanco or any of its subsidiaries, or any material changes or inaccuracies in data provided to Commercial pursuant to this Agreement or any "acquisition proposal" with respect to Wesbanco received by Wesbanco;

        (d) To cooperate with Commercial in furnishing such information concerning the business and affairs of Wesbanco and its subsidiaries and its directors and officers as is reasonably necessary or requested in order to prepare and file any application for regulatory or governmental approvals, including but not limited to an application to the Federal Reserve Board and the West Virginia Department of Banking for prior approval of the acquisition of Commercial by Wesbanco as contemplated hereunder. Wesbanco will use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction and of any other party to the extent that such approvals or consents are required to effect the Merger and the transactions contemplated hereby or are required with respect to the documents described in Section 8.4 hereof; and

        (e) To cooperate with Commercial in furnishing such information concerning the business of Wesbanco and its subsidiaries as is reasonably necessary or requested in order to prepare any Proxy Statement to be prepared in connection with the Merger.

                                   SECTION 9
                                 INVESTIGATION

     Subject to the conditions set forth in this Section 9, prior to the Effective Time, Wesbanco and Commercial may directly and through their representatives, make such investigation of the assets and business of Wesbanco and Commercial and their subsidiaries as each deems necessary or advisable. Wesbanco and Commercial and their representatives, including their accountants, shall have, at reasonable times after the date of execution by Wesbanco and Commercial hereof, full access to the premises and to all the property, documents, material contracts, books and records of each, and its subsidiaries, and to all documents, information and working papers concerning each held by such party's accountants, without interfering in the ordinary course of business of such entity, and the officers of each will furnish to the other such financial and operating data and other information with respect to the business and properties of each other and their subsidiaries as each shall from time to time reasonably request; provided, however, that neither party shall be required to give such access or information to the other party to the extent that it is prohibited therefrom by rule, regulation, or order of any regulatory body, and further provided that confidential information of individual banking customers shall not be photocopied or removed from the premises of such institution. All data and information received by Wesbanco and its authorized representatives from Commercial and by Commercial and its authorized representatives from Wesbanco shall be held in strict confidence by such party and its authorized representatives, and neither party nor its authorized representatives will use such data or information or disclose the same to others except with the written permission of the other party. For a period of 7 days after the date of execution hereof, or prior completion of the investigation herein provided, this Agreement may be terminated by each such corporation if such investigation reveals to the other any information concerning the other which in the opinion of such corporation would have a material adverse effect on the present or future value of the other such corporation and its subsidiaries' assets, net worth, business or income taken as a whole. Each such corporation shall provide prompt written notice to the other of such decision and the matters relied on therefore.

                                   SECTION 10
                 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     The representations and warranties included or provided herein shall not survive the Effective Date.

                                   SECTION 11
             CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE
     11.1 Conditions Precedent of Wesbanco and Commercial. The consummation of this Agreement by Wesbanco and Commercial and the Merger is conditioned upon the following:

        (a) The shareholders of Commercial, CBI and Wesbanco shall have approved this Agreement by such vote as required by law;

        (b) The West Virginia Banking Board (i) shall have granted its final approval of the incorporation and organization of CBI as a West Virginia corporation and the Merger and (ii) shall not, within 120 days from the date of Wesbanco's submission to the Banking Board pursuant to West Virginia Code Section 31A-8A- 4(a), have entered an order disapproving the acquisition of Commercial by Wesbanco pursuant to this Agreement;

        (c) The Secretary of State of West Virginia shall have issued a Certificate of Incorporation for CBI;

        (d) The Board of Governors of the Federal Reserve System shall have approved the application of Wesbanco to acquire Commercial; and of CBI to become a bank holding company pursuant to this Agreement;

        (e) The Registration Statement of Wesbanco shall still be effective on the date of the Closing and all post-effective amendments filed shall have been declared effective or shall have been withdrawn by that date. No stop orders suspending the effectiveness thereof shall have been issued which remain in effect on the date of the Closing or shall have been threatened, and no proceedings for that purpose shall, before the Closing, have been initiated or, to the knowledge of Wesbanco, threatened by the SEC. All state securities and "Blue Sky" permits or approvals required (in the opinion of Wesbanco and Commercial to carry out the transaction contemplated in this Agreement) shall have been received.

        (f) No order to restrain, enjoin or otherwise prevent the consummation of the transaction contemplated in this Agreement shall have been entered by any court or administrative body which remains in effect on the date of the Closing.

        (g) Wesbanco, Commercial and CBI shall have received, in form and substance satisfactory to Wesbanco's and Commercial's counsel, all consents, federal, state, governmental, regulatory and other approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured, including the filing of an effective Registration Statement with the Securities and Exchange Commission and the West Virginia Securities Commissioner, and in addition, Wesbanco and Commercial shall have received any and all consents required with respect to the documents described pursuant to Section 7.3 and Section 8.4 hereof;

        (h) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

        (i) Unless waived by Wesbanco and Commercial, the holders of not more than ten percent (10%) of the Voting Shares (as defined in Section 6.1 hereof) shall have filed written objections to the Agreement in accordance with the WVCA, not have voted in favor of the Agreement at the special meeting of Commercial shareholders referred to in Section 13.1 hereof and have made written demand for the fair value of such Voting Shares within ten days;

        (j) On or before the Closing Date, there shall have been received an opinion from Kirkpatrick & Lockhart, LLP in a form reasonably satisfactory to counsel for Commercial substantially to the effect that for Federal Income Tax purposes:

                (i) The statutory merger of Commercial with CBI will constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 ("IRC"), and Wesbanco, Commercial and CBI will each be a "party to the reorganization" as defined in IRC
          Section 368(b);

                (ii) No gain or loss will be recognized by Wesbanco, Commercial or CBI as a result of the transactions contemplated in the Agreement;

                (iii) No gain or loss will be recognized by the shareholders of Commercial as a result of their exchange of Commercial Common Stock for Wesbanco Common Stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder;

                (iv) The holding period of the Wesbanco Common Stock received by each holder of Commercial Common Stock will include the period during which the stock of Commercial surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange; and

                (v) The Federal Income Tax Basis of the Wesbanco Common Stock received by each holder of Commercial Common Stock will be the same as the basis of the stock exchanged therefore.

        (k) No action, proceeding, regulation or legislation shall have been instituted before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, the Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Wesbanco or Commercial, would make it inadvisable to consummate such transactions (it being understood and agreed that a written request by governmental authorities for information with respect to the Merger may not be deemed by either party to be a threat of material litigation or proceeding, regardless of whether such request is received before or after execution of the Agreement).

        (l) The approvals referred to in subparagraphs (b), (c) and (d) of Subsection 11.1 herein shall not have required the divestiture or cessation of any material part of the present operations conducted by Wesbanco, Commercial or any of their subsidiaries, and shall not have imposed any other condition, which divestiture, cessation or condition Wesbanco reasonably deems to be materially disadvantageous or burdensome.

     11.2 Conditions Precedent of Wesbanco. The consummation of this Agreement by Wesbanco and the Merger is also conditioned upon the following:

        (a) Unless waived by Wesbanco, the representations and warranties of Commercial contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by Wesbanco or which are not, in the aggregate, material and adverse, to the financial condition, businesses, properties or operations of Commercial and its Subsidiaries taken as a whole, or which are the result of expenses or transactions contemplated or permitted by the Agreement, and Commercial shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it; and Wesbanco and CBI shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of Commercial by one or more appropriate executive officers of Commercial to the effect that such officers have no knowledge of the non-fulfillment of the foregoing condition;

        (b) Opinion of Commercial Counsel. An opinion of counsel from the law firm of Hunton & Williams, counsel for Commercial, shall have been delivered to Wesbanco, dated the Closing Date, and in form and substance satisfactory to Wesbanco and its counsel, to the effect that:

                (i) Commercial is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it, or its Subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Commercial and its Subsidiaries, taken as a whole.

                (ii) Commercial has the full corporate power to execute and deliver the Agreement and Plan of Merger. All corporate action of Commercial required to duly authorize the Agreement and Plan of Merger and the actions contemplated thereby has been taken, and the Agreement and Plan of Merger is valid and binding on Commercial in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

                (iii) All shares of common stock of Commercial issued and outstanding as of the Effective Date are duly authorized, validly issued, fully paid and nonassessable.

                (iv) The consummation of the merger contemplated by the Agreement and Plan of Merger will not violate any provision of Commercial's Articles of Incorporation or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any material mortgage, loan agreement, order, judgment, law or decree known to such counsel to which Commercial is a party or by which it is bound and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which Commercial is subject, which would have a materially adverse effect on the assets, business or operations of Commercial, taken as a whole.

                (v) Commercial's Subsidiaries are West Virginia and Ohio corporations and are duly organized, validly existing and in good standing under the laws of the States of West Virginia and Ohio and have the requisite corporate power and authority to own and lease their properties and to conduct their businesses as they are now being conducted. To the best of such counsel's knowledge, Commercial owns 100% of the issued and outstanding stock of such corporations.

                (vi) To the best of such counsel's knowledge, as of the date hereof neither Commercial nor its Subsidiaries were involved in any litigation against them (with possible exposure of $100,000.00 or more), pending or threatened, that has not been disclosed to Wesbanco.

                (vii) The rights issued to shareholders of Commercial pursuant to the Shareholder Rights Plan adopted by Commercial on August 14, 1996 (the "Rights Plan") have been redeemed in accordance with the terms of the Rights Plan. The right to exercise the rights and the Rights Plan have been terminated in accordance with the provisions of such plan, with no further obligations to the shareholders of Commercial, and are no longer in force or effective.

        (c) Unless waived by Wesbanco, on or before the Effective Date, Ernst & Young, LLP, the independent auditors for Wesbanco, shall have rendered an opinion to Wesbanco that the Merger will be treated as a "pooling of interest" for accounting purposes.

        (d) Commercial shall have delivered to Wesbanco a schedule identifying all persons who may be deemed to be "affiliates" of Commercial under Rule 145 of the Securities Act of 1933, as amended, and shall use its best efforts to cause each affiliate to deliver to Wesbanco prior to the Effective Date a letter substantially in the form attached hereto as Exhibit "A".

        (e) William E. Mildren, Jr., Larry G. Johnson, W. Bryan Pennybacker, James A. Meagle, Jr., Thomas M. Lookbaugh and C. Randall Law shall have duly executed and delivered employment agreements with Commercial and/or its Subsidiaries or successors, dated as of the Closing Date, in substantially the form attached hereto as Exhibits B, C, D, E, F and G.

        (f) Commercial shall have furnished Wesbanco with a certified copy of resolutions duly adopted by the Board of Directors and the shareholders of Commercial approving the Agreement and authorizing the Merger and the transactions contemplated hereby.

        (g) Unless waived by Wesbanco, on the Closing Date, there shall not be pending against Commercial or its Subsidiaries or the officers or directors of Commercial or its Subsidiaries in their capacity as such, any suit, action or proceeding, including the case styled Citizens Bancshares, Inc.
     v. Commercial Bancshares, Inc. filed in the United States District Court for the Northern District of Ohio, Eastern Division and the proposed intervention therein by Peoples Bancorp, Inc. and the Complaint filed by Peoples Bancorp, Inc. styled Peoples Bancorp, Inc. v. Commercial Bancshares, Inc. which, in the reasonable judgment of Wesbanco, if successful, could have a material adverse effect on the financial condition or operations of Commercial or its Subsidiaries. For purposes of this subsection 11.2(g), the pendency at the Closing Date of the suits named above shall not constitute a failure of condition giving Wesbanco the right to terminate the Agreement pursuant to Section 12.1(b) unless (i) Wesbanco's Board of Directors, acting reasonably and upon the advice of counsel, concludes that such suits could result in a loss exposure to Commercial, including fees, expenses and damages of $250,000 or more, or
     (ii) injunctive relief or specific performance has been awarded to Citizens or Peoples or substantive requests for the same are pending, which injunctive relief or specific performance, in the judgment of Wesbanco's Board of Directors, acting reasonably and upon the advice of counsel, could materially hinder consummation of the Merger.

        (h) Commercial shall have executed and delivered to Wesbanco an Option Agreement, substantially in the form attached hereto as Exhibit H, dated the 12th day of September, 1997 (the "Option Agreement"), and incorporated herein by reference.

        (i) The rights issued under the Rights Plan shall have been redeemed in accordance with the terms of the Rights Plan. The right to exercise the rights and the Rights Plan shall have been terminated in accordance with the provisions of such plan, with no further obligations to the shareholders of Commercial, and the rights and the Rights Plan are no longer in force or effective. No right or claim pursuant to the Rights Plan shall have been made, alleged, or threatened by any shareholder of Commercial.

        (j) Unless waived by Wesbanco, Gateway Bancshares, Inc. shall have executed and delivered to Wesbanco the First Amendment Agreement modifying certain terms of that Agreement and Plan of Merger dated August 15, 1997, by and between Commercial, Gateway Bancshares, Inc. and CWV Holding Company, Inc., in the form, or substantially the form, attached hereto as
     Exhibit I and made a part hereof.

     11.3 Conditions Precedent of Commercial. The consummation of this Agreement by Commercial and the Merger is also conditioned upon the following:

        (a) Unless waived by Commercial the representations and warranties of Wesbanco and CBI contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by Commercial or which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Wesbanco and CBI or which are the result of expenses or transactions contemplated or permitted by this Agreement, and Wesbanco and CBI shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them; and Commercial shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of Wesbanco and CBI by one or more appropriate executive officers of each of them to the effect that such officers have no knowledge of the non-fulfillment of the foregoing conditions;

        (b) Opinion of Wesbanco Counsel. An opinion of Phillips, Gardill, Kaiser & Altmeyer, counsel for Wesbanco, shall have been delivered to Commercial, dated the Closing Date, and in form and substance satisfactory to Commercial and its counsel, to the effect that:

                (i) Wesbanco and CBI are corporations duly organized, validly existing and in good standing under the laws of the State of West Virginia and have the full corporate power and authority to own all of their properties and assets and to carry on their businesses as they are now being conducted, and neither the ownership of their property nor the conduct of their businesses require them, or any of their subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco, CBI and the Wesbanco Subs, taken as a whole.

                (ii) Wesbanco and CBI have the full corporate power to execute and deliver the Agreement and Plan of Merger. All corporate action of Wesbanco and CBI required to duly authorize the Agreement and Plan of Merger and the actions contemplated thereby has been taken, and the Agreement and Plan of Merger is valid and binding on Wesbanco and CBI in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

                (iii) The shares of common stock of Wesbanco into which shares of common stock of Commercial shall be converted pursuant to the terms of the Agreement and Plan of Merger have been duly authorized, and when delivered pursuant to the terms of the Agreement and Plan of Merger, will have been legally and validly issued, and will be fully paid and nonassessable.

                (iv) The consummation of the merger contemplated by the Agreement and Plan of Merger will not violate any provision of Wesbanco's or CBI's Articles of Incorporation or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any material mortgage, loan agreement, order, judgment, law or decree known to such counsel to which Wesbanco or CBI are a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which Wesbanco or CBI are subject which would have a material adverse effect on the assets, business or operations of Wesbanco and CBI, taken as a whole.

                (v) Each of Wesbanco's subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted. To the best of such counsel's knowledge, Wesbanco owns 100% of the issued and outstanding stock of each such corporation.

               (vi) To the best of such counsel's knowledge, as of the date hereof, neither Wesbanco nor any of its subsidiaries were involved in any litigation against them (with possible exposure of $100,000.00 or more), pending or threatened, that has not been disclosed to Commercial.

                (vii) The Registration Statement for the stock to be delivered pursuant to the Agreement and Plan of Merger has become effective under the Securities Act of 1933, and such counsel is not aware of any stop orders in effect with regard to such Registration Statement.

        (c) Danielson Associates, Inc., financial advisors to Commercial, shall have furnished to Commercial an opinion, or an updating of any opinion rendered after the date of the Agreement, dated on or prior to the distribution date of the Proxy Statement described in Section 13.1 of this Agreement, and at the election of Commercial, updated as of the Closing if the Closing is held more than five (5) days after the Commercial meeting of shareholders, to the effect that the Merger and transactions contemplated by this Agreement are fair, from a financial point of view, to Commercial and its shareholders.

        (d) Wesbanco and CBI shall have furnished Commercial with certified copies of resolutions duly adopted by the Boards of Directors of Wesbanco and CBI and the shareholders of CBI approving the Agreement and authorizing the Merger and transactions contemplated hereby.

        (e) Unless waived by Commercial, on the Closing Date, there shall not be pending against Wesbanco or any of its subsidiaries or the officers or directors of Wesbanco or any of its subsidiaries in their capacity as such, any suit, action or proceeding which, in the reasonable judgment of Commercial, if successful, would have a material adverse effect on the financial condition or operations of Wesbanco or any of its subsidiaries.

        (f) Unless waived by Commercial, there shall not have been any change in control of Wesbanco since July 1, 1997.

        (g) Wesbanco shall assume the obligations of Commercial arising under the Change in Control Arrangements with William E. Mildren, Jr. and Larry
     G. Johnson dated November 1, 1996, as amended by Exhibits F and G.

     11.4 Closing Date. The Closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied on the Closing Date as defined in Section 2.3 hereof, which Closing Date shall be the latest of:

        (a) The day of the meetings of the shareholders of Commercial or Wesbanco, whichever is later, at which the Agreement is approved;

        (b) The fifteenth (15th) day after the approval of the acquisition of Commercial by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

        (c) The day after any stay of the Federal Reserve Board's approval of the acquisition of Commercial shall be vacated or shall have expired or the day after any injunction against the closing of the Merger shall be lifted, discharged or dismissed;

        (d) The day after the approval of the acquisition of Commercial by the West Virginia Department of Banking is received by Wesbanco;

        (e) The date on which the conditions set forth in Section 11 are satisfied or waived;

        (f) Such other date as shall be mutually agreed to by Wesbanco and Commercial.

     The Closing shall be held in Parkersburg, West Virginia, at such time and place as the parties may agree upon. The date and time of closing are herein called the "Closing Date". Promptly after the Closing, the Articles of Merger with respect to the Merger shall be filed with the Secretary of State of West Virginia.

     11.5 Effective Date. The Merger shall become effective (the "Effective Date") on the date on which the Certificate of Merger approving the Merger is issued by the Secretary of State of West Virginia. The Surviving Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Wood County.

                                   SECTION 12
                            TERMINATION OF AGREEMENT

     12.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of Commercial:

     (a) By mutual consent of Commercial and Wesbanco;

     (b) By either Commercial or Wesbanco if any of the conditions hereto to such party's obligations to close have not been met as of the Closing Date and the same has not been waived by the party adversely affected thereby;

        (c) By either Commercial or Wesbanco if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

        (d) By Commercial or Wesbanco, if the Closing Date has not occurred by March 31, 1998;

        (e) By Commercial, unless waived by Commercial, if the Market Value of Wesbanco stock shall fall below $25.00 per share as of the Closing Date. Market Value, for purposes of this paragraph, shall mean the average bid price of Wesbanco Common Stock (as quoted on NASDAQ) for the 30 calendar days preceding five business days before the Closing.

        (f) By either party in the event that the shareholders of Commercial or the shareholders of Wesbanco vote against consummation of the Merger.

        (g) By Wesbanco or Commercial within 7 days of the date hereof pursuant to the provisions of Section 9 of this Agreement.

     12.2 Effect of Terminating; Right to Proceed. In the event this Agreement shall be terminated pursuant to Section 12.1, all further obligations of Wesbanco and Commercial under this Agreement, except Sections 9, 12.1, 12.2, and 19 hereof, shall terminate without further liability of Wesbanco and CBI to Commercial or of Commercial to Wesbanco and CBI.

     12.3 Return of Documents in Event of Termination. In the event of termination of this Agreement for any reason, Wesbanco and Commercial shall each promptly deliver to the other all documents, work papers and other material obtained from each other relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 9 hereof, and will take all practicable steps to have any information so obtained kept confidential, and thereafter, except for any breach of the continuing sections of the Agreement, each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith.

                                   SECTION 13
               MEETING OF SHAREHOLDERS OF COMMERCIAL AND WESBANCO

     13.1  Subject to receipt by Commercial of the fairness opinion described in
Section 11.3(c) hereof, Commercial shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of Commercial as soon as practicable (considering the regulatory approvals required to be obtained) for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a Proxy Statement which will not contain any untrue statement of a material fact with respect to Commercial or omit to state a material fact with respect to Commercial required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and which otherwise materially complies as to form with all applicable laws, rules and regulations.

     13.2 Wesbanco shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of Wesbanco as soon as practicable (considering the regulatory approvals required to be obtained) for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a Proxy Statement which will not contain any untrue statement of a material fact with respect to Wesbanco or omit to state a material fact with respect to Wesbanco required to be stated therein or necessary to make the statements contained there, in light of the circumstances under which they were made, not misleading, and which otherwise materially complied as to form with all applicable laws, sales and regulations.

     13.3 It is understood that as an integral part of the transaction contemplated by this Agreement, Wesbanco shall file a Registration Statement with respect to the offering of its common shares to be issued in the Merger. The term "Registration Statement" as used in this Agreement includes all preliminary filings, post-effective amendments and any Proxy Statement of Commercial and Wesbanco. Accordingly, Wesbanco and Commercial agree to assist and cooperate fully with each other in the preparation of the Registration Statement. Both Commercial and Wesbanco further agree to deliver to each other, both as of the Effective Date of the Registration Statement and as of the Closing, a letter, in form and substance satisfactory to the other party and its counsel, stating that, to the best of their knowledge and belief, all of the facts with respect to either Wesbanco or Commercial, as the case may be, set forth in the Registration Statement, are true and correct in all material respects, and that the Registration Statement does not omit any material fact necessary to make the facts stated therein with respect to such party not misleading in light of the circumstances under which they were made.

                                  SECTION 14
                                    BROKERS
Commercial represents and warrants to Wesbanco and Wesbanco represents and warrants to Commercial that no broker or finder has been employed, or is entitled to a fee, commission or other compensation, with respect to this Agreement or the transactions contemplated hereby, other than fees due from Commercial to Danielson Associates, Inc., its financial advisor.

                                  SECTION 15
                         GOVERNING LAW; SUCCESSORS AND
                    ASSIGNS; COUNTERPARTS; ENTIRE AGREEMENT

     This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Wesbanco and Commercial when one or more counterparts shall have been signed and delivered by Wesbanco and Commercial and shall become effective and binding as to CBI when CBI receives its Certificate of Incorporation and its officers execute the Agreement; and (d) embodies the entire Agreement and understanding of the parties with respect to the subject matter hereof; and (e) supersedes all prior agreements and understandings, written or oral, between Commercial and Wesbanco relating to the subject matter hereof.

                                  SECTION 16
                              EFFECT OF CAPTIONS
     The captions of this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                                  SECTION 17
                                    NOTICES
     Except as specifically provided in Section 7.21(d) hereof, any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by first class, registered or certified mail postage prepaid, with return receipt requested addressed as follows:

     To Commercial:
        Commercial Bancshares, Incorporated
        415 Market Street
        Parkersburg, WV 26101
        ATTENTION:  William E. Mildren, Jr., President

     With a copy to:
        Hunton & Williams
        951 East Byrd Street
        Richmond, Virginia 23219-4074
        ATTENTION: Lathan M. Ewers, Esq.

     To Wesbanco:
        Wesbanco, Inc.
        One Bank Plaza
        Wheeling, WV  26003
        ATTENTION:  Edward M. George, President

     With a copy to:
        Phillips, Gardill, Kaiser & Altmeyer
        61 Fourteenth Street
        Wheeling, WV  26003
        ATTENTION:  James C. Gardill, Esq.

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.

                                  SECTION 18
                                  AMENDMENTS

     Any of the terms or conditions of the Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party, or any of such terms or conditions may be amended or modified in whole or in part at any time as follows. This Agreement may be amended in writing (signed by all parties hereto) before or after the meeting of Commercial shareholders at any time prior to the Closing Date with respect to any of the terms contained herein, provided, however, that if amended after such meeting of shareholders, the conversion ratio per share at which each share of common stock of Commercial shall be converted in the Merger and any other material terms of the Merger shall not be amended after the meeting of Commercial shareholders unless the amended terms are resubmitted to the shareholders for approval. Neither the Agreement nor any provisions hereof, may be changed, waived, discharged or terminated orally, or by the passage of time, except by a statement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

                                  SECTION 19
                                   EXPENSES

     Each party to this Agreement shall pay its own legal and accounting fees and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                                  SECTION 20
                                 MISCELLANEOUS
     20.1 Publicity. The parties will not publicly release any information about the transactions contemplated hereby except as they may mutually agree or as may be required by law.

     20.2 Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference as though fully set forth at the point referred to in the Agreement.

     20.3 Material Adverse Change. In determining whether there has been a material adverse change for purposes of this Agreement, costs and expenses of the transactions contemplated hereby shall not be taken into account provided, however, that only the first $50,000 of such expenses shall be so excluded.

     20.4 Binding Date. This Agreement is effective and binding as to Wesbanco and Commercial upon the date first above written and effective and binding as to CBI upon execution hereof by CBI.

     IN WITNESS WHEREOF, Wesbanco and Commercial have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first above written and CBI has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized as of the date set forth below.

                             WESBANCO, INC., a West Virginia
                             corporation


                             By /s/ E. M. George
                                       Its President

(SEAL)


ATTEST:

/s/ Shirley A. Bucan
       Secretary

                             COMMERCIAL BANCSHARES,
                             INCORPORATED, a West Virginia corporation


                             By /s/ William E. Mildren, Jr.
                                     Its President


(SEAL)



ATTEST:

/s/ Larry G. Johnson
      Secretary

                             CBI CORPORATION, a West Virginia
                             corporation as of the ____ day of ____________, 19___.


                             By_______________________________________
                                      Its _______________________


(SEAL)



ATTEST:

__________________________
      Secretary

                                   EXHIBIT A

                                AFFILIATE LETTER


Wesbanco, Inc.
Bank Plaza
Wheeling, WV  26003

Gentlemen:

     Reference is made to the Agreement and Plan of Merger (the "Agreement"), dated as of the _____ day of ____________, 1997, by and between Wesbanco, Inc. ("Wesbanco") and Commercial Bancshares, Incorporated ("Commercial") providing for the merger ("Merger") of Commercial with CBI Corporation ("CBI"), a wholly owned subsidiary of Wesbanco, whereby Wesbanco shall acquire all of the outstanding common stock of Commercial through and as a result of such Merger in exchange for shares of the common stock of Wesbanco. The undersigned stockholder of Commercial has been identified as a person who may be an "Affiliate" of Commercial for purposes of Rule 145 of the Securities Act of 1933, as amended (the "Act"). As a result of the transactions contemplated by the Agreement, the undersigned stockholder will receive shares of Wesbanco stock. In consideration of the receipt of such shares, the undersigned stockholder warrants and covenants as follows:

     (1) Until the expiration of the limitation on the transfer as provided in Rule 145 of the shares of Wesbanco Common Stock received as a result of the Merger, the undersigned stockholder will not sell, transfer or assign, and Wesbanco shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) a Registration Statement then in effect under the Act, (ii) a transaction permitted by Rule 145 as to which Wesbanco has received evidence of compliance with the provisions of Rule 145 reasonably satisfactory to it, or (iii) a transaction which, in the opinion of counsel or as described in a "no action" or interpretive letter from the staff of the Securities and Exchange Commission, in either case in form and substance reasonably satisfactory to Wesbanco, is exempt from or otherwise complies with the registration requirements of the Act.

     (2) Until the expiration of any limitation on the transfer of the Wesbanco Common Stock as provided in Rule 145(d), each certificate the undersigned receives for Wesbanco Common Stock as a result of the Merger may bear a restrictive legend in substantially the following form:

     "The shares represented by this certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933 (the "Act") as amended, applies. The shares represented by this certificate may not be sold, transferred, or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) the Registration Statement then in effect under the Act, (ii) a transaction permitted by said Rule 145 reasonably satisfactory to it, or (iii) a transaction which, in the opinion of counsel or as described in a `no action' or interpretive letter from the staff of the Securities and Exchange Commission, in each case satisfactory in form and substance to the issuer, is exempt from the registration requirements of the Act."

                                     Very truly yours,


                                     _____________________________________


ACCEPTED this _____ day of
_______________, 1997.

WESBANCO, INC.


By________________________
     Its________________